UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2004

McMoRan Exploration Co.

                   Delaware

               001-07791

                          72-1424200

                (State or other

            (Commission

                       (IRS Employer

                 jurisdiction of

              File Number)

                         Identification

                  incorporation)

                             Number)

1615 Poydras Street

New Orleans, Louisiana  70112

Registrant's telephone number, including area code:  (504) 582-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

{F5018826.1}

Item 1.01   Entry into a Material Definitive Agreement.

On October 6, 2004, we (McMoRan Exploration Co.) completed the private placement of $140 million principal amount of 5¼% Convertible Senior Notes due 2011 (the Notes), including $25 million for the exercise of the initial purchasers’ option, pursuant to the terms of a purchase agreement (the Purchase Agreement) dated September 30, 2004, by and among us and several initial purchasers.  The Notes are governed by the terms of an indenture (the Indenture) dated October 6, 2004, by and among us and The Bank of New York, as trustee (the Trustee).

The Notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock.  The Notes are convertible at a conversion price of $16.575 per share, which is equal to a conversion rate of approximately 60.3318 shares of common stock per $1,000 principal amount of Notes, subject to adjustment.

We will pay interest on the Notes on April 6 and October 6 of each year, beginning on April 6, 2005, and at maturity.  The Notes will mature on October 6, 2011.

Prior to October 6, 2009, the Notes will not be redeemable at our option.  Beginning on October 6, 2009, we may redeem the Notes in whole or in part at any time at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest and liquidated damages, if any, on the Notes to but not including the redemption date if the closing price of the common stock has exceeded 130% of the conversion price for at least 20 trading days in any consecutive 30-day trading period.

The Notes are our unsecured (except as described below) and unsubordinated obligations and will rank on a parity (except as described below) in right of payment with all of our existing and future unsecured and unsubordinated indebtedness.  In addition, the Notes will effectively rank junior to any future secured indebtedness we may incur and junior to our subsidiaries’ liabilities.

Upon a change of control event (as defined in the Indenture), each holder of the Notes may require us to repurchase some or all of its Notes at a repurchase price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to but excluding the date of purchase, plus, in certain circumstances, a make-whole premium.

Upon a continuing event of default (as defined in the Indenture), the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the Notes immediately due and payable at their principal amount together with accrued interest, except that an event of default resulting from a bankruptcy or similar proceeding will automatically cause the Notes to become immediately due and payable without any declaration or other act on the part of the Trustee or any Note holders.

The Notes were offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.  The Notes and the common stock issuable upon conversion of the Notes will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction.  Unless they are registered, the Notes may be offered and sold only in transactions that are exempt from registration under the Securities Act of 1933 or the securities laws of any other jurisdiction.

We also entered into a Collateral Pledge and Security Agreement, dated October 6, 2004, with The Bank of New York as Trustee and Collateral Agent, whereby we pledged a portfolio of U.S. government securities as security for the first six scheduled interest payments on the Notes.

  In connection with the issuance of the Notes, we also entered into a Registration Rights Agreement dated October 6, 2004, (the Registration Rights Agreement) with the initial purchasers of the Notes whereby we agreed to file with the SEC a shelf registration statement on Form S-3 covering resales by holders of the Notes and the common stock issuable upon conversion of the Notes.  If we fail to satisfy our obligations under the Registration Rights Agreement, we will be required to pay additional interest to the holders of the Notes.

On October 6, 2004, we issued a press release announcing the completion of the sale of $140 million of 5¼% convertible senior notes due in 2011 and 7.1 million shares of common stock (see exhibit 99.1).

A copy of the Purchase Agreement, the Indenture, the Collateral Pledge and Security Agreement and the Registration Rights Agreement are attached hereto as exhibits and are incorporated herein by reference in their entirety (see exhibits 99.2, 99.3, 99.4 and 99.5).

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet

Arrangement of a Registrant.

See Item 1.01 which is incorporated herein by reference.

Item 3.02    Unregistered Sale of Equity Securities.

See Item 1.01 which is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(c)        Exhibits.

The Exhibits included as part of this Current Report are listed in the attached Exhibit Index.  The Exhibit Index, together with the Exhibits listed therein, are incorporated herein by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McMoRan Exploration Co.

By: \s\ C. Donald Whitmire, Jr.

     ----------------------------------------

           C. Donald Whitmire, Jr.

      Vice President and Controller -

         Financial Reporting

         (authorized signatory and

        Principal Accounting Officer)

Date:  October 7, 2004

McMoRan Exploration Co.

Exhibit Index

Exhibit

Number

99.1	Press release dated October 6, 2004, titled “McMoRan Exploration Co. Completes Sale of $140,000,000 of 5¼% Convertible Senior Notes due 2011 and 7.1 Million Shares of Common Stock.”

99.2	Purchase Agreement dated September 30, 2004 by and among McMoRan Exploration Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities Inc.

99.3	Indenture dated October 6, 2004 by and among McMoRan Exploration Co. and The Bank of New York, as Trustee.

99.4	Collateral Pledge and Security Agreement dated October 6, 2004, by and among McMoRan Exploration Co., as Pledgor, The Bank of New York, as Trustee and The Bank of New York, as Collateral Agent.

99.5

Registration Rights Agreement dated October 6, 2004, by and among McMoRan Exploration Co., as Issuer and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Jefferies & Company, Inc. as Initial Purchasers.